SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                          Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           CORNELL CORRECTIONS, INC.
               (Name of Registrant as Specified in its Charter)


     _____________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

             [LOGO]        CORNELL CORRECTIONS, INC.
                            4801 WOODWAY, SUITE 100E
                              HOUSTON, TEXAS 77056

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 20, 1997

         To the Shareholders of
         Cornell Corrections, Inc.:

              The annual meeting of shareholders of Cornell
         Corrections, Inc. will be held at 4801 Woodway, Suite 200E, Houston, Texas, on Tuesday, May 20, 1997 at 10:00 a.m. for the following purposes:

                  1.  To elect five directors.

                  2. To approve the appointment of Arthur Andersen LLP as independent public accountants for 1997.

                  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

              The Board of Directors has fixed the close of business on April 15, 1997 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

              You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                          By Order of the Board of Directors

                                      /s/ STEVE W. LOGAN
                                          Steve W. Logan
                                          CHIEF FINANCIAL OFFICER, TREASURER
                                          AND SECRETARY

         April 17, 1997
         4801 Woodway, Suite 100E
         Houston, Texas 77056

             [LOGO]              April 17, 1997              [LOGO]

         Dear Shareholder:

              You are cordially invited to attend the annual meeting of shareholders to be held at 4801 Woodway, Suite 200E, Houston, Texas, on May 20, 1997 at 10:00 a.m. For those of you who cannot be present at this annual meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it at your earliest convenience.

              This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board and its committees. Other matters on which action is expected to be taken during the meeting are also described.

              It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, you are requested to sign, date and mail promptly the enclosed proxy in the envelope provided.

              On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                      /s/ DAVID M. CORNELL
                                          David M. Cornell
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

            [LOGO]         CORNELL CORRECTIONS, INC.
                            4801 WOODWAY, SUITE 100E
                              HOUSTON, TEXAS 77056

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement and the accompanying proxy card are being mailed to shareholders beginning on or about April 18, 1997. They are furnished in connection with the solicitation by the Board of Directors of Cornell Corrections, Inc. (the "Company") of proxies from the holders of the Company's Common Stock ("Common Stock") for use at the annual meeting of shareholders to be held at the time and place and for the purposes set forth in the accompanying notice. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by regular employees of the Company. The Company will pay all costs of soliciting proxies. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

     All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as directors of the nominees listed therein, FOR approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the annual meeting by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person.

     As of April 15, 1997, the record date for determining shareholders entitled to vote at the annual meeting, the Company had outstanding and entitled to vote 6,839,270 shares of Common Stock. Each share entitles the holder to one vote on each matter submitted to a vote of shareholders. The requirement for a quorum at the annual meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. Information regarding the vote required for approval of other particular matters is set forth in the discussion of those matters appearing elsewhere in this Proxy Statement.

     The Annual Report to Shareholders, which includes financial statements of the Company for the year ended December 31, 1996, has been mailed to all shareholders. The Annual Report is not a part of the proxy solicitation material.

                             ELECTION OF DIRECTORS

     Five directors are to be elected. The names of Messrs. David M. Cornell, Campbell A. Griffin, Jr., Richard T. Henshaw III, Peter A. Leidel and Tucker Taylor will be placed in nomination, and the persons named in the proxy will vote in favor of such nominees unless authority to vote in the election of directors is withheld. Each nominee is currently a director of the Company. The term of office for all directors to be elected will be a one-year term expiring on the date of the annual meeting in 1998 (or until their respective successors are duly elected and qualified). In accordance with the Company's By-laws, the five directors will be elected by a plurality of the votes cast.

     NOMINEES -- The following summaries set forth information concerning the five nominees for election as directors at the meeting, including each nominee's age, position with the Company, if any, and business experience during the past five years.

     DAVID M. CORNELL has been the Chairman and Chief Executive Officer of the Company since its founding. He is 61 years of age and lives in Houston, Texas.

     CAMPBELL A. GRIFFIN, JR. became a director of the Company in October 1996 and is Chairman of the Audit Committee. From 1991 to 1993, Mr. Griffin served as an Adjunct Professor of Administrative

Science at William Marsh Rice University and, from 1993 to 1995, he was a Councilman for the City of Hunters Creek Village. Mr. Griffin is an arbitrator for the American Arbitration Association, the New York Stock Exchange and the National Association of Securities Dealers and a member of the American, Texas and Houston Bar Associations. He is 67 years of age and lives in Houston, Texas.

     RICHARD T. HENSHAW III has been a director of the Company since March 1994 and is a member of the Compensation Committee. Mr. Henshaw has been a Managing Director of Charterhouse Group International, Inc. ("Charterhouse"), a private investment firm specializing in leveraged buy-out acquisitions, since January 1997, and was a Senior Vice President of Charterhouse prior thereto. Mr. Henshaw is also a director of American Disposal Services, Inc. He is 57 years of age and lives in Waccabuc, New York.

     PETER A. LEIDEL has been a director of the Company and its predecessor since May 1991 and is Chairman of the Compensation Committee. Mr. Leidel is a partner of Dillon Read Venture Partners III, L.P. and Concord Partners II, L.P., both private venture capital funds managed by Dillon, Read & Co., Inc. ("Dillon Read"). Mr. Leidel is also a Senior Vice President of Dillon Read, where he has been employed since 1983, and a director of Willbros Group, Inc. and seven private companies. He is 40 years of age and lives in Pound Ridge, New York.

     TUCKER TAYLOR became a director of the Company in October 1996 and is a member of the Audit Committee. Mr. Taylor has been Vice President of a division of Columbia/HCA Healthcare System since 1994. Prior thereto, he was Executive Vice President for Marketing, Sales and Strategic Planning at Medical Care America. Mr. Taylor is also a director of SuperShuttle. He is 56 years of age and lives in Millbrook, New York.

     BOARD ORGANIZATION AND MEETINGS -- The members of the Audit Committee and the Compensation Committee of the Board of Directors indicated in the above summaries are not employees of the Company. The Audit Committee of the Board recommends the appointment of independent public accountants to conduct audits of the Company's financial statements, reviews with the independent accountants the plan and results of the auditing engagement, approves other professional services provided by the independent accountants and evaluates the independence of the accountants. The Audit Committee also reviews the adequacy of the Company's system of internal accounting controls. The Compensation Committee approves, or in some cases recommends to the Board, remuneration arrangements and compensation plans involving the Company's directors, executive officers and certain other employees whose compensation exceeds specified levels. The Compensation Committee also acts on the granting of stock options including the Company's 1996 Stock Option Plan ("Stock Option Plan"). The Board does not have a standing nominating committee or other committee performing a similar function.

     During 1996, the Board of Directors held six meetings. During 1996, all members of the Board of Directors attended at least 75% of the total of all Board meetings and applicable committee meetings.

     DIRECTOR REMUNERATION -- None of Mr. Cornell, Mr. Henshaw or Mr. Leidel receive compensation for serving as directors. Mr. Griffin and Mr. Taylor receive a fee of $1,000 for attendance at each Board of Directors meeting and $500 for attendance at each committee meeting (unless held on the same day as a Board of Directors meeting). Mr. Griffin and Mr. Taylor also were granted by the Company in October 1996 non-qualified options to purchase 15,000 shares of Common Stock under the Stock Option Plan. Such options vested 25% on the date of grant and the remainder will vest ratably over three years. Such options have a term of 10 years and a per share exercise price of $12.00. All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof and for other expenses incurred in their capacity as directors.

     SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS -- The following tabulation sets forth the shares of Common Stock of the Company beneficially owned directly or indirectly as of April 15, 1997 (i) by the Company's directors, chief executive officer and the three other executive officers and (ii) by all the foregoing as a group.

                                          AMOUNT AND NATURE OF
                                               BENEFICIAL
                                              OWNERSHIP(1)
                                          ---------------------    PERCENTAGE
                                            DIRECT        OTHER     OF CLASS
                                          -----------     -----    -----------
David M. Cornell........................      704,399(2)    --        10.1%
Campbell A. Griffin, Jr.................        3,750       --         *
Richard T. Henshaw III(3)...............         --         --         --
Peter A. Leidel(4)......................        3,774       --         *
Steven W. Logan.........................      243,624       --         3.5%
William J. Schoeffield..................       40,000       --         *
Tucker Taylor...........................        6,250       --         *
Marvin W. Wiebe, Jr.....................       12,157       --         *
All of the above as a group (8
persons)................................    1,013,954       --        14.2%
------------
 *  Less than one percent.

(1) Pursuant to regulations of the Securities and Exchange Commission (the "SEC"), securities must be listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or dispose of the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, including upon exercise of a stock option or conversion of a convertible security. Shares of Common Stock listed under the "Direct" column include those owned by the individuals and members of their immediate families (or held by any of them in family trusts). Securities owned by certain family members and trusts for the benefit of such family members are included in the foregoing table even in certain instances where the possession or sharing of voting or dispositive power is not acknowledged. The "Direct" column also includes shares subject to stock options exercisable within 60 days (126,124 for Mr. Cornell, 3,750 for Mr. Griffin, 116 for Mr. Leidel, 139,874 for Mr. Logan, 20,000 for Mr. Schoeffield, 3,750 for Mr. Tucker, 7,500 for Mr. Wiebe and 301,114 for all the above as a group).

(2) Includes 88,665 shares over which Jane B. Cornell, the former wife of David
    M. Cornell, has sole investment power and, pursuant to a voting agreement, over which Mr. Cornell has sole voting power, and includes 200,000 shares held in trust for Mr. Cornell's children.

(3) Mr. Henshaw is a Managing Director of Charterhouse. He disclaims any beneficial ownership of the shares beneficially owned by Charterhouse and its affiliates. See "Security Ownership of Certain Shareholders".

(4) Mr. Leidel is a Senior Vice President of Dillon Read. He disclaims any beneficial ownership of 1,191,863 shares held by affiliates of Dillon Read. See "Security Ownership of Certain Shareholders". Dillon Read, as agent for Mr. Leidel, holds 3,774 shares (116 of which would be received upon exercise of options). Mr. Leidel does not have voting or investment power with respect to such shares.

     COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT -- Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all its directors and executive officers during 1996 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except that Mr. Henshaw, a director of the Company, did not timely file a Form 3.

     EXECUTIVE COMPENSATION -- Set forth below is information regarding the compensation of the Company's Chief Executive Officer (the "CEO") and the three other executive officers of the Company (together with the CEO, the "named officers").

     SUMMARY COMPENSATION TABLE. The summary compensation table set forth below contains information regarding the compensation of each of the named officers for services rendered in all capacities during 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                ANNUAL               AWARDS
                                            COMPENSATION(1)        SECURITIES
         NAME AND                       ----------------------     UNDERLYING      ALL OTHER
    PRINCIPAL POSITION         YEAR       SALARY       BONUS        OPTIONS       COMPENSATION
---------------------------  ---------  ---------- -----------    ------------    ------------
David M. Cornell...........       1996(2) $168,750   $29,167         126,124       $4,750(3)
  Chairman of the Board,          1995     125,000      --           137,110        3,750(3)
  President and Chief
     Executive Officer
William J. Schoeffield.....       1996(4) $ 33,333   $ 8,333         100,000       $  --
  Chief Operating Officer         1995        --        --              --            --
Marvin W. Wiebe, Jr. ......       1996    $ 90,500   $59,500(5)       15,000       $5,206(6)
  Vice President                  1995      90,500    82,475(5)         --          7,726(6)
Steven W. Logan............       1996(2) $113,333   $11,667         126,124       $3,466(3)
  Chief Financial Officer,        1995      90,000      --            65,000        2,700(3)
  Treasurer & Secretary

------------
(1) Other annual compensation for each named officer did not exceed the lesser of $50,000 or 10% of the annual compensation earned by such individual.

(2) Effective June 1, 1996, the Board of Directors of the Company approved annual salaries of $200,000 and $130,000 for Mr. Cornell and Mr. Logan, respectively, with respective bonuses of up to $50,000 and up to $20,000, payable at the recommendation of the Compensation Committee and subject to the discretion of a majority of the non-employee Directors.

(3) The amounts shown represent contributions by the Company under its 401(k) Profit Sharing Plan.

(4) Mr. Schoeffield became Chief Operating Officer of the Company effective October 16, 1996. The Board of Directors of the Company approved an annual salary of $160,000 for Mr. Schoeffield with a guaranteed bonus of $40,000 for the first twelve months of employment.

(5) Excludes $56,750 and $59,750 representing Mr. Wiebe's portion of an annual fixed installment payment in 1996 and 1995, respectively, relating to an acquisition by the Company in 1994.

(6) The amounts for Mr. Wiebe include contributions by the Company under its 401(k) Profit Sharing Plan of $2,602 and $4,620 for 1996 and 1995, respectively, and an automobile allowance of $1,767 and $1,699 for 1996 and 1995, respectively. Mr. Wiebe elected, pursuant to his employment agreement with the Company, to use a portion of the bonus he earned during the year ended December 31, 1995 to purchase Common Stock at 90% of the fair market value of the Common Stock, as determined by the Board of Directors. The 1995 amount includes $2,608 for the difference between the price paid by Mr. Wiebe for the Common Stock and the fair market value of the Common Stock, as determined by the Board of Directors.

     OPTION GRANTS. Shown below is further information on grants of stock options during 1996 to the named officers reflected in the Summary Compensation Table above.

                             OPTION GRANTS IN 1996

                                                                       INDIVIDUAL GRANTS
                                           -------------------------------------------------------------------------
                                              NUMBER OF        PERCENT OF
                                             SECURITIES       TOTAL OPTIONS                                  GRANT
                                             UNDERLYING        GRANTED TO       EXERCISE                      DATE
                                           OPTIONS GRANTED      EMPLOYEES         PRICE       EXPIRATION    PRESENT
                                             IN 1996(1)          IN 1996       (PER SHARE)       DATE       VALUE(2)
                                           ---------------    -------------    -----------    ----------    --------
David M. Cornell........................       126,124             31.4%         $  4.86        7/9/2006    $215,672
William J. Schoeffield..................       100,000             24.9%         $ 12.00      10/16/2006    $571,000
Marvin W. Wiebe, Jr.....................        15,000              3.7%         $  5.64        5/1/2003    $ 28,800
Steven W. Logan.........................       126,124             31.4%         $  4.86        7/9/2006    $215,672

------------
(1) The options granted to Mr. Cornell and Mr. Logan were granted on July 9, 1996 and became exercisable immediately. The options granted to Mr. Wiebe were granted on May 1, 1996 and became exercisable in 25% increments on each of the date of grant, and the first, second and third anniversaries of the date of grant. The options granted to Mr. Schoeffield were granted on October 16, 1996 and became exercisable in 20% increments on each of the date of grant and the first, second, third and fourth anniversaries of the date of grant. All of the above options were granted pursuant to the Stock Option Plan.

(2) Based on the Black-Scholes option pricing model. The actual value, if any, that may be realized will depend on the excess of the underlying stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based on the following assumptions for the grants to Mr. Cornell, Mr. Schoeffield, Mr. Wiebe, and Mr. Logan, respectively: expected volatility based on a historical volatility of month-end common stock prices of a comparable company for the applicable option term, as determined as of the date of grant (0.0%, 32.5%, 0.0%, and 0.0%), a risk-free rate of return based on a zero-coupon U.S. Treasury rate at the time of grant for the applicable option term (6.9%, 6.6%, 6.6%, and 6.9%), an average of dividend yields on Common Stock (0%), and option exercise periods (10 years, 10 years, 7 years, and 10 years) with the exercise occurring at the end of such period.

     OPTION EXERCISES AND 1996 YEAR-END OPTION HOLDINGS. Shown below is information with respect to exercises of options by the named officers during 1996 pursuant to the Stock Option Plan and information with respect to unexercised options to purchase Common Stock granted in 1996 and prior years to the named officers and held by them at December 31, 1996.

                         YEAR-END 1996 OPTION HOLDINGS

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                            NUMBER                              OPTIONS HELD AT               IN-THE-MONEY OPTIONS AT
                           OF SHARES                           DECEMBER 31, 1996                DECEMBER 31, 1996(1)
                           ACQUIRED         VALUE       -------------------------------    ------------------------------
                          ON EXERCISE     REALIZED      EXERCISABLE    UNEXERCISABLE(2)    EXERCISABLE   UNEXERCISABLE(2)
                          -----------    -----------    -----------    ----------------    -----------   ----------------
David M. Cornell........    137,110        $      (3)     126,124             --            $ 506,388        $   --
William J. Schoeffield..       --          $  --           20,000           80,000          $    --          $   --
Marvin W. Wiebe, Jr.....       --          $  --            3,750           11,250          $  12,131        $ 36,394
Steven W. Logan.........     82,750        $      (4)     139,874            7,500          $ 595,282        $ 50,288

------------
(1) The excess, if any, of the market value of Common Stock at December 31, 1996 ($8.875) over the option exercise price(s).

(2) All of these options become immediately exercisable upon a change in control of the Company.

(3) On July 8, 1996, Mr. Cornell acquired 137,110 shares of Common Stock at a per share exercise price of $2.00. The initial public offering price per share on October 3, 1996 was $12.00 and the per share market value on December 31, 1996 was $8.875.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(4) On July 8, 1996, Mr. Logan acquired 82,750 shares of Common Stock at the following per share exercise prices: 50,000 shares at $2.00, 29,000 shares at $2.50, and 3,750 shares at $2.17. The initial public offering price per share on October 3, 1996 was $12.00 and the per share market value on December 31, 1996 was $8.875.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION -- The members of the Compensation Committee of the Board are Messrs. Henshaw and Leidel, both of whom are non-employee directors. Mr. Leidel is a Senior Vice President of Dillon Read, which in 1996 performed investment banking services for the Company for which it received customary fees.

     REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION -- This report is submitted by the Company's Compensation Committee at the direction of the Board of Directors pursuant to the rules established by the SEC. This report provides certain data and information regarding the compensation and benefits provided to the Company's CEO and the named officers. The Compensation Committee of the Board of Directors is responsible for all decisions regarding compensation for the Company's executive officers. The Compensation Committee is composed of two independent non-employee directors. Because the Compensation Committee believes that each such officer has the potential to effect the short-term and long-term profitability of the Company, the Committee places considerable importance on the task of creating and implementing the Company's executive compensation program.

     The Company's executive compensation program is focused on shareholder value, the overall performance of the Company, success of the Company as impacted by the executive's performance and the performance of the individual executive.

     COMPENSATION PHILOSOPHY. The Compensation Committee's philosophy is to provide competitive levels of compensation to the Company's executive officers that are integrated with the Company's annual long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. The compensation policies and programs utilized by the Compensation Committee and endorsed by the Board of Directors generally consists of the following:

      o Recommend executive officer total compensation in relation to Company performance;

      o Provide a competitive compensation program in order to attract, motivate, and retain qualified personnel;

      o Provide a management tool for focusing and directing the energies of key executives toward achieving individual and corporate objectives; and

      o Provide long-term incentive compensation in the form of annual stock option awards and performance-based stock option awards to link individual success to that of the Company.

     The compensation program of the Company currently consists of base salary, annual incentive compensation in the form of cash bonuses and stock options. In 1996, the Company's executive compensation was reviewed by the Compensation Committee relative to peer group executive compensation. Because the Company's compensation plan involves incentives contingent upon the Company's performance and individual performance, an executive officer's actual compensation level in any particular year may be above or below that of a prior year.

     The 1996 compensation package for the executive officers included salary and cash bonuses as well as stock options. The following briefly describes the sources of compensation:

     BASE SALARY. Each fiscal year the Compensation Committee, along with the CEO, reviews and approves an annual salary plan for the Company's executive officers. This salary plan is developed by the CEO. Many factors are included in determining base salaries such as the responsibilities borne by the executive officer, the scope of the position, length of service with the Company and corporate and individual performance.

     LONG-TERM COMPONENT -- STOCK INCENTIVE PLANS. To date, the Company has relied primarily upon stock option awards to provide long-term incentives for executives. The Compensation Committee continues to believe that stock options have been and remain an excellent vehicle for providing financial incentives for management. The Company's existing Stock Option Plan authorizes the issuance of both incentive and non-qualified stock options to officers and key employees of the Company. Subject to general limits prescribed by the Stock Option Plan, the Compensation Committee has the authority to determine the individuals to whom stock options are awarded and the terms of the options and the number of shares subject to each option. The size of any particular stock option award is based upon position and the individual performance during the related evaluation period. Because the option exercise price for the employee is the price of stock on the date of grant and the options generally carry a seven to ten year life, employees benefit only if the value of the Company's Common Stock increases. Thus, employees with stock options are rewarded for their efforts to improve long-term stock market performance. In this way, the financial interests of management are aligned with those of the Company's shareholders.

     CHIEF EXECUTIVE OFFICER COMPENSATION. The Compensation Committee's basis for compensation of the CEO is derived from the same consideration addressed above. Mr. Cornell participates in the same executive compensation plans available to the other executive officers. In 1996, the Compensation Committee increased the salary of Mr. Cornell by 60%, and granted to Mr. Cornell certain incentive stock options. The compensation levels established for Mr. Cornell were in response to the Committee's assessment of the Company's record revenue growth, which increased by approximately 56% compared to 1995, and the Company's success in acquiring and integrating certain competitors as well as the Committee's continued recognition of Mr. Cornell's leadership of the Company.

     FEDERAL INCOME TAX DEDUCTIBILITY LIMITATIONS. The Committee intends to structure future compensation so that executive compensation paid by the Company is fully deductible in accordance with Section 162(m) of the Internal Revenue Code enacted in 1993, which generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers unless certain conditions are met.

     SUMMARY. The Committee believes that this mix of base salaries, variable cash incentives and the potential for equity ownership in the Company represents a balance that will motivate the management team to continue to produce strong returns. The Committee further believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate rewards based on shareholder value.

     Submitted by the Compensation Committee of the Company's Board of Directors.

                                          Peter A. Leidel, Chairman
                                          Richard T. Henshaw III, Member

April 14, 1997

     PERFORMANCE GRAPH -- The following performance graph compares the cumulative total shareholder return on the Common Stock to the cumulative total return of the Russell 2000 Stock Index and the Company's peer group since the date the Common Stock began trading on the American Stock Exchange (October 3,
1996). The graph assumes that the value of the investment in the Common Stock and each index was $100 at October 3, 1996 and that all dividends were reinvested on a quarterly basis.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

Total Return Analysis
                                       10/3/96   10/31/96  11/29/96  12/31/96
                                       -------   --------  --------  --------
Cornell Corrections, Inc.              $100.00    $85.71     $80.61    $72.45
Peer Group (1)                         $100.00    $85.37     $81.97    $98.18
Russell 2000                           $100.00    $98.19    $102.22   $104.85

Source: Carl Thompson Associates www.ctaonline.com (303) 494-5472. Data from
        Bloomberg Financial Markets
------------
(1) The Company's 1996 Peer Group consists of the following companies:
    Corrections Corporation of America, Wackenhut Corrections Corporation, Correctional Services Corporation, Youth Services International, Inc., and Childrens Comprehensive Services, Inc.

           APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has approved and recommends the appointment of Arthur Andersen LLP as independent public accountants to conduct an audit of the Company's financial statements for the year 1997. This firm has acted as independent public accountants for the Company for many years.

     Members of Arthur Andersen LLP will attend the annual meeting and will be available to respond to questions which may be asked by shareholders. Such members will also have an opportunity to make a statement at the meeting if they desire to do so.

     The Board of Directors recommends that shareholders approve the appointment of Arthur Andersen LLP as the Company's independent public accountants. In accordance with the Company's By-laws, approval of the appointment of independent public accountants will require the affirmative vote of a majority of the shares of Common Stock voted on the matter. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this issue.

                                 OTHER BUSINESS

     Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgement on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

                             ADDITIONAL INFORMATION

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- At December 31, 1996, the Company had notes receivable from Mr. Cornell and Mr. Logan in the amounts of $405,924 and $257,000, respectively. Interest on the notes is charged annually at a rate of 6.63% and the notes mature on July 8, 2000.

     SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS -- The following table sets forth information as to persons known to possess voting or dispositive power over more than 5% of the Company's outstanding Common Stock.

        TITLE OF                        NAME AND ADDRESS OF                NUMBER OF    PERCENTAGE
          CLASS                           BENEFICIAL OWNER                  SHARES       OF CLASS
-------------------------   --------------------------------------------  -----------   ----------
Common Stock.............   Concord Partners II, L.P.; et. al (1)           1,207,336      17.3%
                            535 Madison Avenue
                              New York, New York 10022

Common Stock.............   Charterhouse Equity Partners II, L.P. (2)         916,477      13.1%
                            c/o Charterhouse Group International, Inc.
                              535 Madison Avenue
                              New York, New York 10022

Common Stock.............   Mr. David M. Cornell (3)                          704,399      10.1%
                            4801 Woodway, Suite 100E
                              Houston, Texas 77056

Common Stock.............   Wellington Management Company (4)                 347,000       5.1%
                            75 State Street
                              Boston, Massachusetts 02109

------------
(1) The information in the foregoing table regarding Concord Partners II, L.P.; et. al, is based on filings made with the SEC reflecting ownership of Common Stock as of December 31, 1996. The filings indicate shared voting and dispositive power for 1,207,336 shares of Common Stock by Dillon Read and related entities. Includes 34,587 shares (19,114 of which would be received upon exercise of

                                     (FOOTNOTES CONTINUED ON THE FOLLOWING PAGE)
    options) held by Concord Partners, L.P., 646,993 shares (60,639 of which would be received upon exercise of options) held by Concord Partners II, L.P., 127,839 shares (11,982 of which would be received upon exercise of options) held by Concord Partners Japan Limited, each of which is a private venture capital fund managed by Dillon Read. Also includes 60,249 shares (6,154 of which would be received upon exercise of options) held by Lexington Partners III, L.P., 2,435 shares (175 of which would be received upon exercise of options) held by Lexington Partners IV, L.P., each of which is a private investment fund for certain Dillon Read affiliated persons, managed by Dillon Read, and 335,233 shares (31,618 of which would be received upon exercise of options) held by Dillon Read as agent for certain affiliated persons.

(2) The information in the foregoing table regarding Charterhouse Equity Partners II, L.P., is based on a filing made with the SEC reflecting ownership of Common Stock as of December 31, 1996. The filing indicates sole voting and dispositive power for 916,477 shares of Common Stock. Includes 914,986 shares (147,687 of which would be received upon exercise of options) held by Charterhouse Equity Partners II, L.P. ("CEP II") and 1,491 shares held by a party related to CEP II. The general partner of CEP II is CHUSA Equity Investors II, L.P., whose general partner is Charterhouse Equity II, Inc., a wholly owned subsidiary of Charterhouse.

(3) The information in the foregoing table regarding Mr. Cornell is based on a filing made with the SEC reflecting ownership of Common Stock as of December 31, 1996. The filing indicates sole voting power for 704,399 shares of Common Stock and sole dispositive power for 615,734 shares of Common Stock.

(4) The information in the foregoing table regarding Wellington Management Company ("Wellington") is based on a filing made with the SEC reflecting ownership of Common Stock as of December 31, 1996. The filing states that the shares of Common Stock were acquired in the ordinary course of business and not for the purpose of influencing control of the Company. The filing indicates shared voting power for 283,900 shares of Common Stock and shared dispositive power for 347,000 shares of Common Stock.

     SHAREHOLDER PROPOSALS FOR 1998 MEETING -- In order to be included in the Company's proxy material for its 1998 annual meeting of shareholders, eligible proposals of shareholders intended to be presented at the annual meeting must be received by the Company on or before December 19, 1997 (directed to the Secretary of the Company at the address indicated on the first page of this Proxy Statement).

                                          By Order of the Board of Directors

                                      /s/ DAVID M. CORNELL
                                          David M. Cornell
                                          CHAIRMAN

April 17, 1997

                              FRONT SIDE OF PROXY
--------------------------------------------------------------------------------
                           CORNELL CORRECTIONS, INC.

     Proxy Solicited on Behalf of Board of Directors, Annual Meeting of Shareholders to be held Tuesday, May 20, 1997.

     The undersigned hereby appoints David M. Cornell, William J. Schoeffield and Steven W. Logan, jointly and severally, proxies with full power of substitution and resubstitution and with discretionary authority, to represent and to vote, in accordance with the instructions set forth below, all shares of Common Stock which the undersigned is entitled to vote at the 1997 annual meeting of shareholders of Cornell Corrections, Inc., and any adjournments thereof.

1.  ELECTION OF DIRECTORS:

    Nominees are David M. Cornell, Campbell A. Griffin, Jr., Richard T. Henshaw III, Peter A. Leidel and Tucker Taylor.

    (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name above.)

      [ ] FOR all nominees listed above, except as marked to the contrary above

      [ ] WITHHOLD AUTHORITY to vote for all nominees listed above

2. TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP as the independent public accountants of the Company.

      [ ] FOR       [ ] AGAINST       [ ] ABSTAIN
--------------------------------------------------------------------------------

                               BACK SIDE OF PROXY
--------------------------------------------------------------------------------
     Unless a contrary direction is given, this proxy will be voted FOR all the directors listed and FOR all other items.

                                                      SIGN BELOW

                                          Date ___________________________, 1997

                                                         PROXY

                                          ______________________________________
                                            Signature (If signing as Attorney,
                                            Administrator, Executor, Guardian,
                                           Trustee or Corporate Officer, please
                                                add your title as such.)
--------------------------------------------------------------------------------